Exhibit 99.1

TEJON RANCH CO.

REPORTS THIRD QUARTER AND YEAR-TO-DATE 2016

RESULTS OF OPERATIONS

TEJON RANCH, California – (BUSINESS WIRE) – November 7, 2016 – Tejon Ranch Co. (NYSE:TRC), a diversified real estate and agribusiness company, which is in the process of planning and entitling three master plan communities and executing the development of a large scale commercial center, today released its results of operations for the three- and nine-months ended September 30, 2016.

Quarter Ended September 30, 2016 Financial Highlights

•	Revenues from operations for the third quarter of 2016 totaled $13.1 million, an increase of $1.2 million, or 9%, compared to $11.9 million in revenues for the same period in 2015.

•	Pistachio revenues increased a net $3.6 million after recovering from the mild winter of 2015 that decimated 90% of our crop yields. The depressed 2015 crop prevented the possibility of having meaningful carryover crop sales in 2016. Comparatively, crop yields were 3.2 million pounds and 73 thousand pounds during 2016 and 2015, respectively.

•	Almond revenues decreased $2.4 million resulting from declines in market prices and timing of crops sales.

•	Equity in earnings from unconsolidated joint ventures for the third quarter of 2016 was $2.4 million, an increase of $0.3 million, or 15%, compared to $2.1 million for the same period in 2015. The increase was driven by higher fuel margins from our TA/Petro joint venture as a result of lower inventory costs. The joint venture also saw an increase in diesel and gasoline sales volume.

•	Net income attributable to common stockholders for the third quarter of 2016 was $0.3 million, representing net income per common share of $0.02, compared to net loss of $0.8 million, or loss per common share of $0.04, for the same period in 2015. All per share numbers in this release are diluted earnings per common share.

Year-to-Date Financial Highlights

•	Revenues from operations for the nine-months ended September 30, 2016 totaled $32.9 million, a decrease of $2.7 million, or 8%, compared to revenues of $35.6 million for the same period in 2015. The decrease in revenues was mainly due to the following:

•	Almond revenues decreased $4.4 million resulting from declining market prices and timing of crop sales relative to the same period in 2015.

•	Oil royalty revenues decreased $1.2 million due to declines in both the price per barrel of oil and production volume.

•	Offsetting the decreases in almond and oil royalty revenues were net increases in pistachio revenues of $3.1 million after recovering from the mild winter of 2015 that decimated 90% of our crop yields. The depressed 2015 crop prevented the possibility of having meaningful carryover crop sales in 2016. Comparatively, crop yields were 3.2 million pounds and 73 thousand pounds during 2016 and 2015, respectively.

•	Equity in earnings from unconsolidated joint ventures for the nine-months ended September 30, 2016 was $5.7 million, an increase of $0.8 million, or 16%, compared to $4.9 million for the same period in 2015. The increase was driven by higher fuel margins from our TA/Petro joint venture as a result of lower inventory costs. The joint venture also saw an increase in diesel and gasoline sales volume.

•	Net income attributable to common stockholders for the nine months ended September 30, 2016 was $0.8 million, representing earnings per common share of $0.04, compared to net income of $1.2 million, or earnings per common share of $0.06, for the same period in 2015.

2016 Operational Highlights

•	On October 27, 2016, the Kern County Planning Commission unanimously recommended approval of the company’s Grapevine community by the Kern County Board of Supervisors after its review of the Environmental Impact Report and the Grapevine Specific and Community Plan, which is the final step in the local plan approval process. The company’s master planned Grapevine community includes 12,000 residential units and 5.1 million square feet of commercial and industrial space. The Kern County Board of Supervisors is expected to take action on the recommendation in December 2016.

•	On August 6, 2016, we entered into a limited liability company agreement forming a joint venture with Majestic Realty Co. to purchase, own, and manage a fully-leased, 651,909 square foot industrial building located at the Tejon Ranch Commerce Center. The joint venture purchased the building in September for $24.8 million which was financed through a $21.1 million promissory note guaranteed by both partners. The agreement is structured so that each member has a 50% interest.

•	On September 9, 2016, we entered into a limited liability agreement forming a joint venture with Majestic Reality Co. for the development of, ownership of, and management of a 480,480 square foot industrial building at the Tejon Ranch Commerce Center. We are in the process of planning and designing the building. The agreement is structured so that each member has a 50% interest.

2016 Outlook:

We believe our capital structure provides a solid foundation for continued investment in ongoing and future projects. As of September 30, 2016, total capital, including long-term debt, was approximately $407.5 million. We also have cash and securities totaling approximately $31.0 million and $19.0 million available on our line of credit.

We will continue to, either independently or through joint ventures, aggressively pursue development, leasing, and investment within the Tejon Ranch Commerce Center. We continue to invest in our master planned communities, including the completion of entitlements for Centennial and Grapevine and in pre-development activities for Mountain Village at Tejon Ranch. California is one of the most highly regulated states to engage in real estate development and, as such, delays, including those resulting from litigation, can be reasonably anticipated. Accordingly, throughout the next few years, we expect net income to fluctuate from year-to-year based upon commodity prices, production within our farming segment, and the timing of sales of land and the leasing of land within our commercial/industrial developments.

We believe the variability of our operating results will continue through the remainder of 2016 due to the seasonal nature of our farming and real estate activities. Mineral resource revenue from oil royalties is expected to be negatively impacted during the remainder of 2016 due to lower average prices for oil and reduced production tied to lower prices. Almond and wine grape yields for 2016 are comparable to those of prior years. Pistachio yields are near historic highs recovering from the 2015 lows brought about by the 2015 mild winter. Almond and pistachio commodity prices have declined $1.00 to $1.50 per pound as a result of increased supply in the marketplace. These lower nut prices could carry forward into 2017 as a result of the increased supply. Wine grape prices remain consistent with prior years.

About Tejon Ranch Co.

Tejon Ranch Co. (NYSE: TRC) is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found on our website at www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Real estate – commercial/industrial	$2,221	$2,101	$6,534	$6,190
Mineral resources	1,125	1,322	13,052	14,174
Farming	9,319	8,076	11,042	12,470
Ranch operations	414	447	2,253	2,745

Total revenues from Operations	13,079	11,946	32,881	35,579
Operating Profits:
Real estate – commercial/industrial	474	502	1,394	1,306
Real estate – resort/residential	(323)	(558)	(1,252)	(1,885)
Mineral resources	458	716	5,892	7,151
Farming	1,538	(47)	405	760
Ranch operations	(960)	(1,227)	(2,010)	(1,941)

Income (loss) from Operating Segments	1,187	(614)	4,429	5,391

Investment income	112	116	350	413
Other income	32	125	120	180
Corporate expense	3,096	2,927	9,262	9,214

(Loss) from operations before equity in earnings of unconsolidated joint ventures	(1,765)	(3,300)	(4,363)	(3,230)
Equity in earnings of unconsolidated joint ventures, net	2,353	2,055	5,650	4,861

Income (loss) before income tax expense	588	(1,245)	1,287	1,631
Income tax expense (benefit)	271	(434)	503	464

Net income (loss)	317	(811)	784	1,167
Net loss attributable to non-controlling interest	(7)	(23)	(61)	(68)

Net income (loss) attributable to common stockholders	$324	$(788)	$845	$1,235

Net income (loss) per share attributable to common stockholders, basic	$0.02	$(0.04)	$0.04	$0.06

Net income (loss) per share attributable to common stockholders, diluted	$0.02	$(0.04)	$0.04	$0.06

Weighted average number of shares outstanding:
Common stock	20,732,767	20,669,348	20,719,900	20,658,750
Common stock equivalents – stock options	128,334	79,544	125,940	70,969

Diluted shares outstanding	20,861,101	20,748,892	20,845,840	20,729,719

Tejon Ranch Co.

Allen Lyda, 661-248-3000

Executive Vice President & Chief Financial Officer

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